We herby consent to the incorporation by reference in this Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A ("Registration Statement") of our report dated December 5, 2007, relating to the financial statements and financial highlights, which appear in the October 31, 2007 Annual Report to Shareholders of Meehan Focus Fund (a series of Meehan Mutual Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Auditors" in such Registration Statement.



BRADY, MARTZ & ASSOCIATES, P.C.
Bismarck, North Dakota USA

February 25, 2008